UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2025

PROTHENA CORPORATION PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-35676	98-1111119
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

77 Sir John Rogerson’s Quay, Block C
Grand Canal Docklands
Dublin 2, D02 VK60, Ireland
(Address of principal executive offices including Zip Code)

011-353-1-236-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.01 per share	PRTA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On June 18, 2025, Prothena Corporation plc (the “Company”) announced an approximate 63% reduction in its workforce to substantially reduce its operating costs to those necessary to support its remaining wholly-owned programs, its obligations to partnered programs, and its anticipated business development activities. This workforce reduction follows the Company’s May 23, 2025 announcement of its decision to discontinue further development of birtamimab. The Company expects the workforce reduction to be substantially complete by the end of the fourth quarter of 2025.

Affected U.S. employees are eligible to receive severance payments and benefits under the Prothena Biosciences Inc Amended and Restated Severance Plan. Affected non-U.S. employees are eligible to receive statutory and/or contractual payments under the terms of their employment agreements and/or local legal requirements. In the case of certain senior executives, vesting of portions of their stock options will be accelerated and the post-employment exercise periods will be extended, pursuant to the terms of the option award agreements under which those stock options were granted.

The Company expects to recognize approximately $16 to $20 million in total for severance and related benefits for employees laid off under the reduction in workforce and non-cash share-based compensation expense related to the acceleration of stock options. These charges are primarily one-time severance payments and are primarily cash charges. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the reduction in workforce.

Additional details will be provided in the Company’s Quarterly Reports on Form 10-Q for the periods ending June 30, 2025, and September 30, 2025, and the Company’s Annual Report on Form 10-K for the period ending December 31, 2025.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2025, the Company announced that in connection with the workforce reduction, the employment of Carol D. Karp, the Company’s Chief Regulatory Officer, and David A. Ford, the Company’s Chief People Officer, will terminate effective August 1, 2025. Such termination will trigger certain payments and benefits to Ms. Karp and Mr. Ford under the terms of the Prothena Biosciences Inc Amended and Restated Severance Plan and acceleration of a portion of their stock options and the post-employment exercise periods will be extended pursuant to the terms of their option award agreements under which those stock options were granted, all as described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2025.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about the business prospects of the Company, including, without limitation, the number of employees impacted by the reduction in workforce and the Company’s expectations regarding the estimated costs, the timing of such costs, and the timing of completion of the reduction in workforce.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: the estimates of expenses associated with the reduction in workforce prove inaccurate; the Company incurs greater than estimated expenses in connection with the reduction in workforce; the Company’s business, financial condition or operating results are adversely affected by the reduction in workforce; and those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2025, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements contained in this current report on Form 8-K as a result of new information, future events, or changes in our expectations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTHENA CORPORATION PLC

Dated: June 18, 2025	By:	/s/ Tran B. Nguyen
	Name:	Tran B. Nguyen
	Title:	Chief Strategy Officer and Chief Financial Officer